Exhibit 99.1

Conduent Incorporated 100 Campus Drive Florham Park, N.J. 07932 www.Conduent.c

Conduent Announces Intent to Refinance its Existing Term Loans and Revolving Facility

FLORHAM PARK, N.J., May 21, 2021 — Conduent Incorporated (Nasdaq: CNDT), a business process services and solutions company, today announced its intention to replace its existing term loans, due in 2022 and 2023, with a new term loan due in 2028 and Senior Secured Notes due in 2029 (the “New Notes”), that together are expected to have a principal amount of $1.5 billion. In addition, the company will replace its existing revolving facility with a new $550.0 million revolving facility. The principal amounts of the above financings are subject to change.

The New Notes will be offered in a private placement inside the United States to qualified institutional buyers under Rule 144A under the United States Securities Act of 1933 (the “Securities Act”) and outside the United States to non-U.S. Persons under Regulation S of the Securities Act. The New Notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

This press release is not an offer to buy or a solicitation of an offer to sell any securities of the Company. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Conduent

Conduent delivers mission-critical services and solutions on behalf of businesses and governments – creating exceptional outcomes for its clients and the millions of people who count on them. Through process, technology, and our diverse and dedicated associates, Conduent solutions and services automate workflows, improve efficiencies, reduce costs, and enable revenue growth. It’s why most Fortune 100 companies and over 500 government entities depend on Conduent every day to manage their essential interactions and move their operations forward.

Conduent’s differentiated services and solutions improve experiences for millions of people every day, including three out of every four U.S. insured patients, 10 million employees who use its HR Services, and nearly 18 million benefits recipients. Conduent’s solutions deliver exceptional outcomes for its clients, including $16 billion in savings from medical bill review of workers compensation claims, up to 40% efficiency increase in HR operations, up to 27% reduction in government benefits costs, up to 40% improvement in finance, accounting and procurement expense, and improved customer service interaction times by up to 20% with higher end-user satisfaction. Learn more at https://www.conduent.com.

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Media Contact:

Sean Collins, Conduent, +1-310-497-9205, sean.collins2@conduent.com

Duane Brozek, Conduent, +1-951-288-9907, duane.brozek@conduent.com

Investor Relations Contacts:

Giles Goodburn, Conduent, +1-203-216-3546, giles.goodburn@conduent.com

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Trademarks

Conduent is a trademark of Conduent Incorporated in the United States and/or other countries. Other names may be trademarks of their respective owners.